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                                                                  Exhibit (a)(2)

                            CONCUR TECHNOLOGIES INC.
                          FORM OF LETTER OF TRANSMITTAL
                            (Election to Participate)

   PARTICIPATION INSTRUCTIONS:

     1.   COMPLETE THIS FORM, SIGN IT, AND HAND DELIVER IT TO KEVIN COOK OF THE
                                           ------------
HUMAN RESOURCES DEPARTMENT OF CONCUR TECHNOLOGIES, INC. YOU CAN ALSO FAX IT TO
(425) 702-0674 OR MAIL IT TO CONCUR TECHNOLOGIES, INC., 6222 185/th/ AVENUE NE, REDMOND, WASHINGTON 98052,ATTENTION: KEVIN COOK, AS SOON AS POSSIBLE, BUT IN ANY EVENT,THIS FORM MUST BE RECEIVED BY OUR HUMAN RESOURCES DEPARTMENT BEFORE 9:00 p.m., PACIFIC TIME, ON JANUARY 4, 2002.

     2. ENSURE THAT YOU RECEIVE CONFIRMATION OF RECEIPT FROM CONCUR TECHNOLOGIES, INC. HUMAN RESOURCES DEPARTMENT PROMPTLY. PLEASE NOTE THAT EMPLOYEES WHO RETURN FORMS IMMEDIATELY PRIOR TO JANUARY 4, 2002 MAY NOT RECEIVE TIMELY CONFIRMATION PRIOR TO SUCH DATE.

     I am an employee of Concur Technologies, Inc. ("Concur Technologies" or the "Company"). I have received the Summary of Terms and Offer to Exchange. I understand that I may cancel any options having an exercise price greater than or equal to $1.30 per share under the Company's 1994 Stock Option Plan, the Company's 1998 Equity Incentive Plan (as amended, the "1998 Plan"), the Company's 1999 Stock Incentive Plan (the "1999 Plan" and, collectively with the Company's 1994 Stock Option Plan and the 1998 Plan, the "Plans"). I also understand that if I cancel any of these options, I must cancel all options granted on or after June 3, 2001, regardless of the exercise price. I understand that any options canceled having an exercise price of less than $1.30 per share will become null and void and will not apply toward any new grant of options under the Stock Option Exchange Program. In return for the cancellation of eligible options, I will be granted a new option(s) no earlier than the date that is six months and one day following the date the Company cancels the eligible option(s) accepted for exchange (the "replacement grant date"),
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provided that I am still employed by the Company on that date. The number of shares subject to my new option(s) will be two-thirds the number of shares subject to each of your corresponding canceled eligible options, subject to adjustments for any stock splits, stock dividends and similar events. The exercise price of the new option(s) will be equal to the closing sale price of our common stock as reported on the Nasdaq National Market on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date). I understand that if incentive stock options are unavailable for grant under the 1998 Plan, the Company will issue me non-qualified stock options under the 1999 plan, regardless of whether my canceled options were incentive stock options. I further understand that, regardless of the vesting schedule of my previous options, the new option(s) will vest according to a two and a half year vesting schedule, beginning on the replacement grant date, with the 40% of my new options vesting one year from the replacement grant date and 3.3334% of my new options vesting monthly thereafter.

     I understand that my employment with Concur Technologies is on an at-will basis and that nothing in the Offer to Exchange or Stock Option Exchange Program modifies or changes that, and that if my employment with Concur Technologies or one of its subsidiaries is terminated by me or Concur Technologies voluntarily, involuntarily, or for any reason or no reason, before my new option(s) are granted, I will not have a right to any stock option(s) that were previously canceled, and I will not have a right to the grant that I would have been eligible to receive on the replacement grant date. I further understand that in the event of a change of control of Concur Technologies occurring before the replacement grant date, it is possible that I will not receive replacement option(s), securities of the surviving corporation or other consideration in exchange for my canceled option(s).

     I also understand that except for the exercise price and the vesting period, the terms and conditions of the new option(s) will be substantially similar to the canceled option(s) from the 1998 and 1999 Plan. I understand that the new option(s) will have a new ten-year term starting on the replacement grant date.

     I further understand that I will not be eligible to receive any other stock option(s) until the replacement grant date.

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     I recognize that, under certain circumstances stated in the Offer to
Exchange, the Company may terminate or amend the Stock Option Exchange Program and postpone its acceptance and cancellations of any option(s) elected for exchange. In such event, I understand that the option(s) delivered with this Letter of Transmittal (Election to Participate) but not accepted for exchange will be returned to me.

     BY CHECKING THE APPLICABLE BOX(ES) BELOW, I HEREBY ELECT TO EXCHANGE AND CANCEL AND GIVE UP MY ENTIRE OWNERSHIP INTEREST IN THE OPTIONS DESCRIBED NEXT TO EACH SUCH CHECKED BOX(ES). (Instructions: Please clearly check each applicable
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box below. If you check a box corresponding to an option granted on a given date, you must check the boxes corresponding to all options granted on such grant date, as they are considered a single option grant.)


                                  No. of Shares
                                Outstanding Under
Option No.      Grant Date        Such Option       Exercise Price     ISO/NQSO
----------      ----------        -----------       --------------     --------


     Additionally, pursuant to the terms and subject to the conditions of the Offer to Exchange and this Letter of Transmittal (Election to Participate), I hereby elect to cancel all options granted after June 3, 2001 (even if I did not check the applicable box(es) above). I understand they will become null and void on the date the Company accepts my options for exchange. I acknowledge that this election is entirely voluntary. I also acknowledge that I will be unable to revoke this Letter of Transmittal (Election to Participate) after 9:00 p.m., Pacific Time, on January 4, 2002.

     Finally, I agree that Concur Technologies, Inc. may confirm its receipt and acceptance of this Letter of Transmittal (Election to Participate) by sending notice to my regular Concur email address.

______________________________________________           ____________________
Signature of Optionee                                    Date

______________________________________________           ____________________
Name of Optionee                                         Country where employed

______________________________________________
Social Security Number (U.S. employees)